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   [COMP USA LOGO]
   Corporate Headquarters
   14951 North Dallas Parkway
   Dallas, Texas  75240
                                                          NEWS RELEASE
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FOR IMMEDIATE RELEASE               CONTACT:  James E. Skinner
                                              Executive Vice President & CFO

                                      PHONE:  (214) 982-4000



               CompUSA INC. SIGNS DEFINITIVE AGREEMENT TO ACQUIRE

          PCs COMPLEAT, INC. FOR THREE MILLION SHARES OF COMMON STOCK

                  DALLAS, May 16, 1996 -- CompUSA Inc. (NYSE: CPU), America's Largest Computer Superstore[Registered Trademark] retailer, announced today that it has signed a definitive agreement to acquire PCs Compleat, Inc., a Marlborough, Mass.-based direct reseller of brand-name microcomputers and peripherals, for approximately three million shares of CompUSA common stock.

                 The acquisition, which is planned to be accounted for on a pooling-of-interest basis, is expected to close on or about May 30, 1996. The agreement is subject to regulatory approval and customary closing conditions.

                  "This is a wonderful opportunity for both companies. The addition of PCs Compleat will enable CompUSA to expand our presence in the mail order channel, which is one of the fastest growing areas in the personal computing industry," stated Jim Halpin, CompUSA president and chief executive officer. "The combination of PCs Compleat's direct mail expertise and CompUSA's financial and operational strength will enable us to enhance our competitive position in the highly specialized mail order business and to deliver an even higher level of customer service."



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                  "PCs Compleat and CompUSA share a commitment to customer
service and operational excellence, and we are excited about becoming part of the CompUSA team," said Gordon Hoffstein, PCs Compleat chairman and chief executive officer. "We believe that by joining forces, we can build on PCs Compleat's leadership position among direct resellers and accelerate our growth in the mail order channel."

                  PCs Compleat, founded in 1992, is one of the top "super direct" sources for brand-name personal computer products and services in the United States. The company's mission is to provide its customers with the broad selection of a superstore, the value and convenience of a direct marketer and superior service. PCs Compleat's operating strategy utilizes a centralized facility with integrated, state-of-the-art telephone, computer and distribution systems.
                  CompUSA Inc. is the nation's leading retailer of microcomputers and related products and services, currently operating 98 Computer Superstores[Trademark Symbol] in 46 major metropolitan markets throughout the United States. In addition to retail customers, CompUSA Computer Superstores serve corporate, government, education and mail order customers. The Computer Superstores average 27,000 square feet and include technical service departments and classroom training facilities.

                  Any matters discussed in this news release which are forward looking statements involve certain risks and uncertainties, including without limitation, changes in product demand, the availability of products, changes in competition, economic conditions, various inventory risks due to changes in market conditions and other risks detailed in the Company's Securities and Exchange Commission reports.

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